Exhibit 5.4

Universal Health Services, Inc.

367 South Gulph Road

P.O. Box 61558

King of Prussia, PA 19406

August 7, 2026

Universal Health Services, Inc.

and the Subsidiary Guarantors

367 South Gulph Road

King of Prussia, Pennsylvania 19406

Ladies and Gentlemen:

I am Senior Vice President and General Counsel to Universal Health Services, Inc., a Delaware corporation (the “Company”), and the subsidiaries of the Company listed on Schedules I and II hereto (the “New Guarantors”) and I am delivering this opinion in connection with Post-Effective Amendment No. 1, filed with the Securities and Exchange Commission on the date hereof (the “Amendment”), to the Registration Statement on Form S-3 (File No. 333-282135), filed with the Securities and Exchange Commission on September 16, 2024 (the “Registration Statement”), in each case under the Securities Act of 1933, as amended (the “Securities Act”). The Amendment relates to (i) the addition of the New Guarantors as co-registrants under the Registration Statement, (ii) the conversion of a New Guarantor from a Virginia limited liability company to a Delaware limited liability company, and (iii) the registration of guarantees (the “New Guarantees”) by the New Guarantors to be issued in connection with one or more series of debt securities (the “Debt Securities”) that may be issued by the Company pursuant to an indenture, the form of which is filed as an exhibit to the Registration Statement (as it may be amended, the “Indenture”), and resolutions of the Board of Directors of the Company or one or more indentures supplemental thereto (the “Supplemental Documents”). The Debt Securities and the New Guarantees are collectively referred to herein as the “Securities.” The Securities will be offered in amounts, at prices and on terms to be set forth in supplements (each, a “Prospectus Supplement”) to the base prospectus (the “Base Prospectus”) contained in the Registration Statement.

In rendering the opinions contained herein, I have relied upon my examination or the examination by members of the Company’s legal staff (in the ordinary course of business) of the original or copies certified or otherwise identified to our satisfaction of the charter, bylaws or other governing documents of the New Guarantors named on Schedule I hereto (the “Schedule I Guarantors”), resolutions and written consents of their respective boards of directors, general partners, managers and managing members, as the case may be, statements and certificates from officers of the Schedule I Guarantors and, to the extent obtained, from various state authorities, status reports provided by third party service providers, and such other documents and records relating to the Schedule I Guarantors as I have deemed appropriate. I, or a member of my staff, have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments of the Schedule I Guarantors and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents or statements of public officials and of officers and representatives of the Company and the Schedule I Guarantors.

In addition, in connection with rendering the opinions set forth herein, I have assumed that (i) at the time of offer, issuance and sale of any Securities, the Registration Statement, the Amendment, and any other amendments thereto (including post-effective amendments), will have become effective under the Securities Act, and no stop order suspending its effectiveness will have been issued and remain in effect;

Universal Health Services, Inc.

and the Subsidiary Guarantors

August 7, 2026

(ii) a Prospectus Supplement will have been prepared and filed with the Securities and Exchange Commission describing the Securities offered thereby; (iii) all Securities offered and sold will be offered and sold in compliance with applicable federal and state securities or “blue sky” laws and in the manner specified in the Registration Statement and the applicable Prospectus Supplement, as applicable; (iv) the Indenture and any supplemental indentures relating to any Securities offered and sold will be duly authorized, executed and delivered by the parties thereto (other than the Schedule I Guarantors) and such Securities will have been validly executed and delivered by the Company and the New Guarantors and validly executed, delivered and authenticated by the trustee relating to the Debt Securities and New Guarantees; (v) each person signing the Indenture and any supplemental indentures (other than the Schedule I Guarantors) will have the legal capacity and authority to do so; and (vii) a definitive purchase, sales, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that, when (i) the Indenture and any supplemental indentures relating to the New Guarantees have been duly qualified under the Trust Indenture Act; (ii) the New Guarantors have taken all necessary action to approve the issuance and terms of such New Guarantees; (iii) the terms of such New Guarantees and their issuance and sale have been duly established in conformity with the Indenture and the applicable Supplemental Documents so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the New Guarantors and so as to comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the New Guarantors; and (iv) such New Guarantees have been duly executed by the Schedule I Guarantors and authenticated in accordance with the provisions of the Indenture and the applicable Supplemental Documents and issued and sold as contemplated in the Registration Statement and upon payment of the consideration as provided for in the applicable definitive purchase, underwriting or similar agreement approved by the New Guarantors, (a) each of the Schedule I Guarantors is validly existing and in good standing as a corporation or limited liability company, as applicable, under the law of its jurisdiction of organization and will have full corporate or limited liability company power and authority, as the case may be, to issue the New Guarantees and (b) the Indenture and the applicable Supplemental Documents (including the New Guarantees, the terms of which are contained therein) will have been duly authorized, executed and delivered by each of the Schedule I Guarantors.

This opinion letter is given as of the date hereof, and I assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to my attention or any change in laws that may hereafter occur.

I hereby consent to the filing of this opinion letter as Exhibit 5.4 to the Amendment and to the use of my name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Matthew D. Klein
Matthew D. Klein
General Counsel

Universal Health Services, Inc.

and the Subsidiary Guarantors

August 7, 2026

SCHEDULE I

Entity	Jurisdiction of incorporation or organization
UHS East End Corporation	District of Columbia
UHS East End Sub, LLC	District of Columbia

Universal Health Services, Inc.

and the Subsidiary Guarantors

August 7, 2026

SCHEDULE II

Entity	Jurisdiction of incorporation or organization
Cumberland Hospital, LLC	Delaware
UHS of Kansas City, LLC	Delaware